December 8, 2015

State Street Bank and Trust Company

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Attention: Guthrie Falzone, Vice President

Re: Bernstein Fund, Inc. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended and has established three (3) new series of shares to be known as International Small Cap Portfolio, International Strategic Equities Portfolio and Small Cap Core Portfolio (together, the “Portfolios”).

In accordance with Section 18.5 (the Additional Funds provision) and Section 18.6 (the Additional Portfolios provision), of the Master Custodian Agreement dated as of August 3, 2009 by and among each management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the Fund and the aforementioned Portfolios under the terms of the aforementioned contract. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely, BERNSTEIN FUND, INC. on behalf of: International Small Cap Portfolio International Strategic Equities Portfolio Small Cap Core Portfolio

By:
Name:	Nancy E. Hay
Title:	Assistant Secretary, Duly Authorized

Agreed and Accepted: STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized
Effective Date: , 2015

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